Exhibit 99.1

Sensis Holding Limited Annual report and financial statements for the year ended 30 June 2020 Registered number: 09872424

Sensis Holding Limited

Corporate information

Directors
Eva Monica Kalawski (resigned on 1 March 2021)
Ian M.S. Downie (resigned on 1 March 2021)
Mary Ann Sigler (resigned on 1 March 2021)

KJ Christopher (appointed on 1 March 2021 and resigned on 11 March 2021)

John Allan (Appointed on 11 March 2021)
Kerrie-Anne Hutchins (Appointed on 11 March 2021)

Auditors
Ernst & Young LLP
1 More London Place
London
SE1 2AF

Registered office
Windsor House, Bayshill Road
Cheltenham
GL50 3AT

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Sensis Holding Limited

Contents

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Sensis Holding Limited

Directors’ responsibilities statement

The directors are responsible for preparing the financial statements in accordance with applicable law and regulations.

Company law requires the directors to prepare financial statements for each financial year.  Under that law the directors have elected to prepare the financial statements in accordance with United Kingdom Generally Accepted Accounting Practice (United Kingdom Accounting Standards and applicable law).  Under company law the directors must not approve the financial statements unless they are satisfied that they give a true and fair view of the state of affairs of the company and of the profit or loss of the company for that year.  In preparing these financial statements, the directors are required to:

•	select suitable accounting policies and then apply them consistently;
•	make judgments and accounting estimates that are reasonable and prudent;
•	state whether applicable UK Accounting Standards have been followed, subject to any material departures disclosed and explained in the financial statements; and
•	prepare the financial statements on the going concern basis unless it is inappropriate to presume that the company will continue in business.

The directors are responsible for keeping adequate accounting records that are sufficient to show and explain the company’s transactions and disclose with reasonable accuracy at any time the financial position of the company and enable them to ensure that the financial statements comply with the Companies Act 2006.  They are also responsible for safeguarding the assets of the company and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities.

The directors are responsible for the maintenance and integrity of the corporate and financial information included on the company’s website.  Legislation in the United Kingdom governing the preparation and dissemination of financial statements may differ from legislation in other jurisdictions.

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Sensis Holding Limited

Consolidated audit report
For the year ended 30 June 2020

Report of Independent Auditors

The Directors of Sensis Holding Limited

We have audited the accompanying consolidated financial statements of Sensis Holding Limited and subsidiaries, which comprise the consolidated balance sheets as of June 30, 2020 and 2019, and the related consolidated income statements, comprehensive income, changes in equity and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with United Kingdom Accounting Standards including FRS 102 “The Financial Reporting Standard applicable in the UK and Republic of Ireland” (United Kingdom Generally Accepted Accounting Practice); this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion.  An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sensis Holding Limited and subsidiaries at June 30, 2020 and 2019, and the consolidated results of their operations and their cash flows for the years then ended in conformity with United Kingdom Generally Accepted Accounting Practice.

/s/ Ernst & Young LLP

London, United Kingdom
May 13, 2021

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Sensis Holding Limited

Consolidated income statement
For the year ended 30 June 2020

	Note	2020 $’000	2019 $’000

Turnover	3	345,291	419,940

Cost of printing and digital advertising		(49,309)	(53,111)
Labour expense	5	(90,766)	(110,016)
Service contracts and other agreements		(7,586)	(7,875)
Information technology costs		(30,206)	(38,235)
Facilities expense		2,797	(9,247)
Customer compensation		(2,478)	(5,400)
Promotion and advertising		(5,388)	(8,957)
Bad debts/recovery costs		(3,121)	(2,931)
Other operating expenses		(11,325)	(10,901)

Profit before interest, tax, depreciation and amortisation		147,909	173,267

Depreciation and amortisation		(37,900)	(59,667)

Profit before interest and tax		110,009	113,600

Other income		3,693	-
Finance costs (net)	6	(3,469)	(14,678)

Profit on ordinary activities before taxation	4	110,233	98,922

Tax on profit on ordinary activities	7	(33,878)	(28,239)

Profit for the year		76,355	70,683

Profit for the year attributable to:
Non-controlling interest		28,103	28,111
Equity shareholders of the Company		48,252	42,571

		76,355	70,683

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Sensis Holding Limited

Consolidated Statement of Comprehensive Income
For the year ended 30 June 2020

	2020 $’000	2019 $’000

Profit for the financial period	76,355	70,683

Other comprehensive income	-	-

Total other comprehensive income	76,355	70,683

Total comprehensive income	76,355	70,683

Total comprehensive income for the period attributable to:
Non-controlling interest	28,103	28,111
Equity shareholders of the Company	48,252	42,571
	76,355	70,683

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Sensis Holding Limited

Consolidated Balance Sheet
At 30 June 2020

	Note	2020 $’000	2019 $’000
Fixed assets
Intangible assets	8	79,023	113,724
Tangible fixed assets	9	-	2
		79,023	113,726

Current assets
Debtors
– due within one year	12	78,752	109,927
– due after one year	12	90,369	81,447
Cash at bank and in hand		38,416	10,579
Stock		-	43

Creditors: Amounts falling due within one year	13	(102,932)	(160,386)
Deferred income		(10,098)	(12,004)

Net current assets		94,507	29,606

Total assets less current liabilities		173,530	143,332

Creditors: Amounts falling due after more than one year	14	(18,740)	(32,471)
Provisions for liabilities	16	(18,180)	(27,940)
Deferred tax liability	7	(6,806)	(11,473)

Net assets		129,804	71,448

Capital and reserves
Called-up share capital	19	120	120
Share Premium	19	45,248	45,248
Profit and loss account	20	7,320	(40,933)

Shareholders’ funds		52,688	4,435

Non-controlling interest		77,116	67,013

Total capital employed		129,804	71,449

The consolidated financial statements of Sensis Holding Limited were approved by the board of directors and authorised for issue on 13 May 2021.

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Sensis Holding Limited

Consolidated Statement of Changes in Equity
For the year ended 30 June 2020

	Equity attributable to equity shareholders of the Group
	Called-up share capital $’000	Share Premium $’000	Merger Reserve $’000	Profit and loss account $’000	Sub-total $’000	Non-controlling interest $’000	Total $’000

Balance at 30 June 2018	120	45,248	11,702	(95,206)	(38,136)	47,902	9,767

Profit for the financial period	-	-	-	42,571	42,571	28,111	70,683
Total comprehensive income	120	45,248	11,702	(52,634)	4,436	76,013	80,449

Dividends paid	-	-	-	-	-	(9,000)	(9,000)
Balance at 30 June 2019	120	45,248	11,702	(52,634)	4,436	67,014	71,449

Balance at 1 July 2019	120	45,248	11,702	(52,634)	4,436	67,014	71,449

Profit for the financial period	-	-	-	48,252	48,252	28,103	76,355
Total comprehensive income	120	45,248	11,702	(4,382)	52,688	95,116	147,804

Dividends paid	-	-	-	-	-	(18,000)	(18,000)
At 30 June 2020	120	45,248	11,702	(4,382)	52,688	77,116	129,804

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Sensis Holding Limited

Consolidated Cash Flow Statement
For the year ended 30 June 2020

	Note	2020 $’000	2019 $’000

Net cash flows from operating activities	22	117,615	139,960

Cash flows from investing activities
Payments for capital expenditures		(3,196)	(5,154)
Loans to shareholder		(900)	-

Net cash flows used in investing activities		(4,096)	(5,154)

Cash flows from financing activities
Interest paid		(5,239)	(17,121)
Repayment of borrowings		(80,903)	(123,791)
Settlement of forward exchange contracts		460	(1,871)

Net cash flows used in financing activities		(85,682)	(142,784)

Net decrease in cash and cash equivalents		27,837	(7,978)

Cash and cash equivalents at beginning of year		10,579	18,557

Cash and cash equivalents at end of year		38,416	10,579

Reconciliation to cash at bank and in hand:
Cash at bank and in hand		38,416	10,579

Cash and cash equivalents		38,416	10,579

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Sensis Holding Limited

Notes to the Financial Statements
For the year ended 30 June 2020

1.        Significant accounting policies

The principal accounting policies are summarised below.

Statement of compliance

The Company is a private company limited by shares incorporated in the United Kingdom under the Companies Act 2006. The address of the registered office is given on page 2.

The financial statements have been prepared under the historical cost convention, modified to include certain items at fair value, and in accordance with Financial Reporting Standard 102 (FRS 102) issued by the Financial Reporting Council. They have all been applied consistently throughout the year ended 30 June 2020.

General information and basis of preparation

The figures shown for the year to 30 June 2020 are based on the Group’s statutory accounts for that period and do not constitute the Group’s statutory accounts for that period as defined in Section 434 of the Companies Act 2006. These statutory accounts, which were prepared under FRS 102, have been filed with the Registrar of Companies. The audit report on those accounts was not qualified, included a reference to matters to which the Auditor drew attention by way of emphasis without qualifying the report, and did not contain statements under Sections 498 (2) or (3) of the Companies Act 2006.

The financial statements of the Group were approved for issued by the Board of Directors on 13 May 2021.

The consolidated financial statements are presented in Australian Dollars and rounded to the nearest $’000. Foreign operations are included in accordance with the policies set out below.

In accordance with the merger accounting method the results of all combining entities have been included from the start and for comparatives restated.

Principal risks and uncertainties

The principal risks and uncertainties facing the Group are broadly grouped as competitive/technological risks and financial instrument risks.

►	Competitive/technological risks

The Group’s print advertising activities are exposed to the risk of technical obsolescence, as customers advance to digital methods of advertising and communication. To limit its exposure to the decline in the print market, the Group continues to diversify its product offering and invest in its services offerings.

►	Financial instrument risks

The Group’s activities expose it to a number of financial risks including credit risk, cash flow risk and liquidity risk. The use of financial derivatives is governed by the Group’s policies approved by the board of directors, which provide written principles on the use of financial derivatives to manage these risks. The Group does not use derivative financial instruments for speculative purposes.

►	Cash flow risk

Cash flow risk is the risk of exposure to variability in cash flows that is attributable to a particular risk associated with a recognised asset or liability. The Group’s activities expose it primarily to the financial risks of changes in foreign currency exchange rates (through USD denominated debt) and interest rates.

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Sensis Holding Limited

Notes to the Financial Statements
For the year ended 30 June 2020

►	Credit risk

Credit risk is the risk that one party to a financial instrument will cause a financial loss for that other party by failing to discharge an obligation. The Group’s principal financial assets are bank balances and cash, trade and other receivables, and derivative financial assets.

The Group’s credit risk is primarily attributable to its trade receivables. The amounts presented in the balance sheet are net of allowances for doubtful receivables. An allowance for impairment is made where there is an identified loss event which, based on previous experience, is evidence of a reduction in the recoverability of the cash flows.

The credit risk on liquid funds and derivative financial instruments is limited because the counterparties are banks with high credit-ratings assigned by international credit-rating agencies.

The Group has no significant concentration of credit risk, with exposure spread over a large number of counterparties and customers.

►	Liquidity risk

Liquidity risk is the risk that an entity will encounter difficulty in meeting obligations associated with financial liabilities. In order to maintain liquidity to ensure that sufficient funds are available for ongoing operations and future developments, the Group uses long-term debt finance.

►	Covid-19 risk

Both Print and Digital businesses experienced minimal disruption to operations as a result of the COVID-19 pandemic during the year. Print distribution schedules were accelerated to ensure that print books were distributed to all targeted regions despite transit restrictions, while digital fulfilment was able to be continue due to the online nature of the business.

While not significant during the year, customer credit risk remains to be an area of focus considering the uncertainty of the full economic impact of the pandemic. Management have taken the approach of factoring in the uncertainty of future COVID-related impacts into accounting estimates such as assessing the ability of the business to continue as a going concern assessment, assessing long-term assets for impairment and provisioning for expected credit losses relating to financial assets on the Statement of Financial Position at 30 June 2020.

Going concern

The Group’s financial statements have been prepared on a going concern basis, which contemplates continuity of normal business activities and realisation of assets and settlement of liabilities in the normal course of business.  As at 30 June 2020, the Group had a net asset position of $129.8m and net current assets of $94.5m.

The Group’s forecasts and projections, taking account of reasonably possible changes in trading performance, show that the Group will be able to operate within the level of its current facility. The Directors note the global COVID-19 pandemic and the resulting adverse economic impacts has caused uncertainty in the economic environment.  The Group has reforecast its Annual Operating Plan for the next 12 months. The reforecast, which is the basis of the preparation of the 12 month cashflow through until 30 June 2022 includes management’s expected downturn in revenue, as well as the offsetting benefits in cash flow as a result of management’s continued effort to implement cost saving initiatives and maintain a strong EBITDA and cash flow margin. This includes an average reduction of 18% in cash inflows for the year to June 2022 reflecting a 15% fall in revenues compared to the year to June 2021 and offset with a significant reduction in income tax outflows. Under this scenario, the Group and its related entities will have access to adequate funds to meet its debts as and when they fall due.

The Group has sufficient financial resources and long-term funding in place. As a consequence, the directors believe that the group is well placed to manage its business risks successfully despite the expected continued decline in print revenue.

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Sensis Holding Limited

Notes to the Financial Statements
For the year ended 30 June 2020

After making enquiries, the directors have a reasonable expectation that the Group has adequate resources to continue in operational existence for the foreseeable future. Accordingly, they continue to adopt the going concern basis of accounting in preparing the annual financial statements.

Basis of consolidation

The Group financial statements consolidate the financial statements of the Company and its subsidiary undertakings drawn up to the end of each reporting period presented.

Subsidiaries are consolidated from the date of their acquisition, being the date on which the Company obtains control and continue to be consolidated until the date that such control ceases. Control comprises the power to govern the financial and operating policies of the investee so as to obtain benefit from its activities.

Foreign currency

Transactions in foreign currencies are initially recorded in the entity’s functional currency by applying the spot exchange rate ruling at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are retranslated at the rate of exchange ruling at the balance sheet date. All differences are taken to the profit and loss account.

Revenue recognition

Revenue is recognised to the extent that it is probable that the economic benefits will flow to the Group and the revenue can be reliably measured, regardless of when the payment is being made. Revenue is measured at the fair value of the consideration received or receivable, taking into account contractually defined terms of payment and excluding taxes or duty. The specific recognition criteria described below must also be met before revenue is recognised.

(i)	Advertising, directory services and digital marketing services

Classified advertisements and display advertisements are published online on a daily, weekly or monthly basis, for which revenues are recognised when the advertisement is published.

Yellow Pages® and White Pages® directory print advertising revenues are recognised on delivery of 60% of the published directories to consumers’ premises. Revenue from online directories is recognised over the life of service agreements, which, on average, span one year.

Various digital marketing services are performed for customers on a once-off basis, for which revenues are recognised when performance obligation is met at a point in time.

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Sensis Holding Limited

Notes to the Financial Statements
For the year ended 30 June 2020

(ii)	Interest revenue

For all financial instruments measured at amortised cost, interest income is recorded using the effective interest rate (EIR). EIR is the rate that exactly discounts the estimated future cash payments or receipts over the expected life of the financial instrument or a shorter period, where appropriate, to the net carrying amount of the financial asset or liability.

(iii)	Revenue arrangements with multiple deliverables

Where two or more revenue-generating activities or deliverables are sold under a single arrangement, each deliverable that is considered to be a separate unit of accounting is accounted for separately. When the deliverables in a multiple deliverable arrangement are not considered to be separate units of accounting, the arrangement is accounted for as a single unit.

A separate unit of accounting exists where the deliverable has a value to the customer on a stand-alone basis and any undelivered items cannot be terminated by the customer without incurring penalties if the delivered item was returned.

The consideration from the revenue arrangement is allocated to its separate units based on the relative selling prices of each unit. If neither vendor specific objective evidence nor third party evidence exists for the selling price, then the item is measured based on the best estimate of the selling price of that unit. When allocating revenue to the separate units within an arrangement, the amount allocated to a delivered item is limited to the amount that is not contingent upon the delivery of additional items or meeting other specified performance conditions (non-contingent amount). The non-contingent revenue allocated to each unit is then recognised in accordance with our revenue recognition policies described above.

Business combinations and goodwill

Business combinations are accounted for using the purchase method, which involves the following steps:

►	identifying an acquirer;

►	measuring the cost of the business combination as the aggregate of the fair value of assets given, liabilities assumed and equity issued, plus any directly attributable transaction costs; and

►	allocating the cost of the business combination to the assets acquired and liabilities assumed based on their fair values.

Positive goodwill acquired on each business combination is capitalised, classified as an asset on the balance sheet and amortised on a straight line basis over its useful life.

Goodwill acquired in a business combination is, from the acquisition date, allocated to each cash generating unit that is expected to benefit from the synergies of the combination.

If a subsidiary, associate or business is subsequently sold or discontinued, any goodwill arising on acquisition that has not been amortised through the profit and loss account is taken into account in determining the profit or loss on sale or discontinuance.

Intangible assets

Intangible assets acquired separately from a business are capitalised at cost. Intangible assets acquired as part of an acquisition of a business are capitalised separately from goodwill if the fair value can be measured reliably on initial recognition. Intangible assets acquired as part of an acquisition are not recognised where they arise from legal or other contractual rights, and where there is no history of exchange transactions. Intangible assets, excluding development costs, created within the business are not capitalised and expenditure is charged against profits in the year in which it is incurred.

Subsequent to initial recognition, intangible assets are stated at cost less accumulated amortisation and accumulated impairment. Intangible assets are amortised on a straight line basis over their estimated useful life. The carrying value of intangible assets is reviewed for impairment if events or changes in circumstances indicate the carrying value may not be recoverable.

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Sensis Holding Limited

Notes to the Financial Statements
For the year ended 30 June 2020

Internally developed software assets

Development expenditures on business software developed for internal use are recognised as an intangible asset when the Group can demonstrate the technical feasibility of completing the intangible asset so that it will be available for use or sale, its intention to complete and its ability to use or sell the asset, how the asset will generate future economic benefits, the availability of resources to complete the asset and the ability to measure reliably the expenditure during development.

Following initial recognition of the development expenditure as an asset, the cost model is applied requiring the asset to be carried at cost less any accumulated amortisation and accumulated impairment losses. Assets are classified as “Assets under construction” until development is complete and the asset is available for use, at which point amortisation commences, with assets amortised evenly over the period of expected future benefit.

All other research and development expenditure is written off as incurred.

The weighted average amortisation periods of the Group’s intangible assets are as follows:

Software assets	3 - 5 years
Brand names	15 years
Customer bases	5 years
Goodwill	5 years

If there are indicators that the residual value or useful life of an intangible asset has changed since the most recent annual reporting period previous estimates shall be reviewed and, if current expectations differ the residual value, amortisation method or useful life shall be amended. Changes in the expected useful life or the expected pattern of consumption of benefit shall be accounted for as a change in accounting estimate.

Property, Plant and Equipment

Property, plant and equipment are stated at cost, net of depreciation and any provision for impairment.  Such cost includes costs directly attributable to making the asset capable of operating as intended.  Assets are classified as “Assets under construction” until the asset is available for use, at which point depreciation commences.

Depreciation is provided on all property, plant and equipment, at rates calculated to write off the cost, less estimated residual value, of each asset on a straight line basis over its expected useful life as follows:

Leasehold improvements	5 years
IT equipment, plant & equipment	5 - 10 years

The carrying values of tangible fixed assets are reviewed for impairment when events or changes in circumstances indicate the carrying value may not be recoverable.

Stocks

Stocks are stated at the lower of cost and estimated selling price less costs to sell, which is equivalent to the net realisable value.  Cost is calculated using the FIFO (first-in, first-out) method. Provision is made for obsolete, slow-moving or defective items where appropriate.

Impairment of non-financial assets

The Group assesses at each reporting date whether an asset may be impaired. If any such indication exists the Group estimates recoverable amount of the asset. If it is not possible to estimate the recoverable amount of the individual asset, the Group estimates, the recoverable amount of the cash generating unit (CGU) to which the asset belongs.

The recoverable amount of an asset or CGU is the higher of its fair value less costs to sell and its value in use. If the recoverable amount is less than its carrying amount, the carrying amount of the asset is impaired and it is reduced to its recoverable amount through an impairment in profit and loss unless the asset is carried at a revalued amount where the impairment loss of a revalued asset is a revaluation decrease. An impairment loss recognised for all assets, including goodwill, is reversed in a subsequent period if and only if the reasons for the impairment loss have ceased to apply.

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Sensis Holding Limited

Notes to the Financial Statements
For the year ended 30 June 2020

The following CGU’s have been identified for the purposes of impairment assessment:

►	Yellow Pages

►	White Pages

Provisions for liabilities

A provision is recognised when the Group has a legal or constructive obligation as a result of a past event and it is probable that an outflow of economic benefits will be required to settle the obligation.

(i)	Restructuring provisions

Restructuring provisions are recognised only when the recognition criteria for provisions are fulfilled. The Group has a constructive obligation when a detailed formal plan identifies the business or part of the business concerned, the location and number of employees affected, a detailed estimate of the associated costs, and an appropriate timeline. Furthermore, the employees affected have been notified of the plan’s main features.

If the effect of the time value of money is material, provisions are discounted using a current pre-tax rate that reflects, when appropriate, the risks specific to the liability. When discounting is used, the increase in the provision due to the passage of time is recognised as a finance cost.

Restructuring provisions are generally utilised within the subsequent 12 months.

(ii)	Employee benefit provisions

Liabilities for wages and salaries, including non-monetary benefits and annual leave expected to be settled within 12 months of the reporting date are recognised in respect of employees’ services up to the reporting date. They are measured at the amounts expected to be paid when the liabilities are settled. Expenses for non-accumulating sick leave are recognised when the leave is taken and are measured at the rates paid or payable.

The liability for long service leave is recognised and measured as the present value of expected future payments to be made in respect of services provided by employees up to the reporting date. Consideration is given to expected future wage and salary levels, experience of employee departures, and periods of service. Expected future payments are discounted using interest rates on high quality corporate bonds at the reporting date with terms to maturity and currencies that match, as closely as possible, the estimated future cash outflows.

Employee benefit provisions are utilised over the life of the employment contract.

(iii)	Make good provision

The Group is required to restore the leased premises of its office premises to their original condition at the end of the respective lease terms.  The amount of the provision recognised will be the best estimate of the expenditure required to settle the present obligation at reporting date.  The provision is discounted to reflect the present value of the expenditures where the time value of money is material.

Make good provision is utilised over the life of the lease (varied across properties, longest maturity being 2023).

(iv)	Onerous lease provision

The Group has decided to exit a large number of property leases and is required to recognise an onerous lease provision. The amount of the provision recognised will be the best estimate of the total unavoidable costs offset with the expected rental benefit. The provision is discounted to reflect the present value of the expenditures and benefit where the time value of money is material.

Onerous Lease provision is utilised over the life of the lease (varied across properties, longest maturity being 2023).

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Sensis Holding Limited

Notes to the Financial Statements
For the year ended 30 June 2020

Taxation

Current tax, including UK corporation tax and foreign tax, is provided at amounts expected to be paid (or recovered) using the tax rates and laws that have been enacted or substantively enacted by the balance sheet date. The majority of the Group’s operations are subject to Australian company tax, except for the individual results of the Company, which is incorporated in the UK and therefore subject to UK corporation tax.

Deferred tax is recognised in respect of all timing differences which are differences between taxable profits and total comprehensive income that arise from the inclusion of income and expenses in tax assessments in periods different from those in which they are recognised in the financial statements, except that:

►
provision is made for deferred tax that would arise on remittance of the retained earnings of overseas subsidiaries, associates and joint ventures only to the extent that, at the balance sheet date, dividends have been accrued as receivable;

►
where there are differences between amounts that can be deducted for tax for assets (other than goodwill) and liabilities compared with the amounts that are recognised for those assets and liabilities in a business combination a deferred tax liability/ (asset) shall be recognised. The amount attributed to goodwill is adjusted by  the amount of the deferred tax recognised; and

►
unrelieved tax losses and other deferred tax assets are recognised only to the extent that the directors consider that it probable that they will be recovered against the reversal of deferred tax liabilities or other future taxable profits.

Deferred tax is measured on an undiscounted basis at the tax rates that are expected to apply in the periods in which timing differences reverse, based on tax rates and laws enacted or substantively enacted at the balance sheet date.

Financial instruments

Financial assets and financial liabilities are recognised when the Group becomes a party to the contractual provisions of the instrument.

Financial liabilities and equity instruments are classified according to the substance of the contractual arrangements entered into. An equity instrument is any contract that evidences a residual interest in the assets of the Group after deducting all of its liabilities.

(i)	Cash and cash equivalents

Cash and cash equivalents in the balance sheet comprise cash at banks and in hand and short term deposits with an original maturity date of three months or less. For the purpose of the consolidated cash flow statement, cash and cash equivalents consist of cash and cash equivalents as defined above, net of outstanding bank overdrafts.

(ii)	Interest-bearing loans and borrowings

All interest-bearing loans and borrowings which are basic financial instruments are initially recorded at the present value of future payments discounted at a market rate of interest for a similar loan, less transaction costs. Subsequently, they are measured at amortised cost using the effective interest rate (EIR) method. The EIR amortisation is include in finance costs in the income statement.

Loans and borrowings that are receivable or payable within one year are not discounted.

(iii)	Short-term debtors and creditors

Debtors and creditors with no stated interest rate and receivable or payable within one year are recorded at transaction price. Any losses arising from impairment are recognised in the income statement in ‘Bad debts / recovery costs / doubtful debts.’

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Sensis Holding Limited

Notes to the Financial Statements
For the year ended 30 June 2020

(iv)	Equity instruments

Equity instruments issued by the Company are recorded at the fair value of cash or other resources received or receivable, net of direct issue costs.

(v)	Derivative financial instruments

The Group uses forward foreign currency contracts to reduce exposure to foreign exchange rates.

Derivative financial instruments are initially measured at fair value on the date on which a derivative contract is entered into and are subsequently measured at fair value through profit or loss. Derivatives are carried as assets when the fair value is positive and as liabilities when the fair value is negative.

(vi)	Fair value measurement

The best evidence of fair value is a quoted price for an identical asset in an active market.  When quoted prices are unavailable, the price of a recent transaction for an identical asset provides evidence of fair value as long as there has not been a significant change in economic circumstances or a significant lapse of time since the transaction took place.  If the market is not active and recent transactions of an identical asset on their own are not a good estimate of fair value, the fair value is estimated by using a valuation technique.

Operating leases

Rentals payable under operating leases are charged in the profit and loss account on a straight line basis over the lease term. Lease incentives are recognised over the lease term on a straight line basis.

2.         Critical accounting judgements and key sources of estimation uncertainty

The preparation of the financial statements requires management to make judgements, estimates and assumptions that affect the amounts reported for assets and liabilities as at the balance sheet date and the amounts reported for revenues and expenses during the year. However, the nature of estimation means that actual outcomes could differ from those estimates.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognised in the period in which the estimate is revised if the revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods.

Critical judgements in applying the Group’s accounting policies

The following are the critical judgements, apart from those involving estimations (which are dealt with separately below), that the directors have made in the process of applying the Group’s accounting policies and that have the most significant effect on the amounts recognised in the financial statements.

Timing of print revenue recognition

Revenue from print directories is recognised on delivery of the published directory using the delivery method, with any amounts prepaid by customers deferred in the consolidated balance sheet prior to recognition.

The Group has determined that substantial completion of its obligations pursuant to the terms of the arrangement with the customer occurs upon the delivery of 60% of the published directory to the consumer’s premises.

18

Sensis Holding Limited

Notes to the Financial Statements
For the year ended 30 June 2020

Key sources of estimation uncertainty

Impairment of non-financial assets

An impairment exists when the carrying value of an asset or cash generating unit exceeds its recoverable amount, which is the higher of its fair value less costs of disposal and its value in use. The fair value less costs of disposal calculation is based on available data from binding sales transactions, conducted at arm’s length, for similar assets or observable market prices less incremental costs for disposing of the asset. The value in use calculation is based on a discounted cash flow (DCF) model. The recoverable amount is sensitive to the discount rate used for the DCF model as well as the expected future cash-inflows and the growth rate used for extrapolation purposes.

Taxation

Uncertainties exist with respect to the interpretation of complex tax regulations, changes in tax laws, and the amount and timing of future taxable income. Differences arising between the actual results and the assumptions made, or future changes to such assumptions, could necessitate future adjustments to tax income and expense already recorded.

3.         Turnover

Turnover represents the amounts derived from the provision of goods and services which fall within the Group’s ordinary activities, stated net of goods and services tax (GST).

The Group operates in two principal areas of activity, being Yellow Pages and White Pages. The Group operates within a single geographical market, being Australia.

An analysis of the Group’s turnover is set out below.

Area of activity	2020 $’000	2019 $’000

Print advertising – Yellow Pages	63,481	88,885
Print advertising – White Pages	83,509	108,076
Digital advertising – Yellow Pages	103,061	119,407
Digital advertising – White Pages	19,971	21,516
Digital advertising – Other	6,726	16,971
Digital Marketing Services	67,086	62,255
Other revenue	1,457	2,830
	345,291	419,940

4.         Group operating profit

Profit on ordinary activities before taxation is stated after charging/ (crediting):

	2020		2019
Group	$	’000	$	’000

Depreciation of tangible fixed assets (Note 9)		3		917
Amortisation of intangible assets (Note 8		37,897		58,750
Operating lease rentals		7,801		10,207
Onerous lease provision (Note 16		5,695		2,701
Foreign exchange loss		1,038		3,323
Cost of printing and digital advertising		49,309		53,111
Advisor fees paid to affiliate of ultimate shareholder		8,416		7,133

19

Sensis Holding Limited

Notes to the Financial Statements
For the year ended 30 June 2020

5.         Staff costs

	2020		2019
	$	’000	$	’000
Wages and salaries		84,532		101,776
Superannuation contributions		4,828		6,126
Other employee benefit expense		1,406		2,114

Total labour expenses		90,766		110,016

The Group pays advisory fees to an affiliate of its ultimate parent, refer to Note 24 for further details.

The average monthly number of employees (including executive directors) was:

	2020	2019

Sales	115	120
Operations	442	628
Corporate (including IT)	96	189

	653	937

6.         Finance costs (net)

	2020		2019
	$	’000	$	’000

Interest expense on borrowings		6,185		15,588
Net foreign exchange losses on foreign currency borrowings and derivative financial instruments		1,002		3,059
Amortisation of capitalised borrowing costs		1,645		989
Interest Income		(8,094)		(7,911)
Other (1)		2,731		2,953

		3,469		14,678

(1)	Included in ‘Other’ are the line fee expense and unwinding of the make good provision (see note 17).

20

Sensis Holding Limited

Notes to the Financial Statements
For the year ended 30 June 2020

7.         Tax on profit on ordinary activities

(a) Tax on profit on ordinary activities

The tax charge comprises:

	2020		2019
	$	’000	$	’000
Current tax on profit on ordinary activities
UK corporation tax		-		2,100
Australian corporation tax		40,871		36,769
Total current tax		40,871		38,869

Deferred tax
Origination and reversal of timing differences		(5,857)		(1,500)
Total deferred tax (see Note 7b)		(5,857)		(1,500)

Adjustments in respect of prior years		104		(811)
Derecognition of deferred tax liability		(1,240)		(8,318)
Total tax on profit on ordinary activities (see Note 7b)		33,878		28,239

(b) Factors affecting the total tax charge

Substantially all of the Group’s operations are subject to Australian company tax, with the exception of the individual results of the parent company, which is incorporated in the UK and therefore subject to UK corporation tax.

The differences between the total tax charge shown above and the amount calculated by applying the standard rate of tax for Australian companies to the profit before tax is as follows:

	2020		2019
	$	’000	$	’000

Profit on ordinary activities before tax		110,233		98,922
At Australia’s statutory income tax rate of 30%		33,070		29,677

Effects of:
- Expenses not deductible for tax purposes		43		33
- Adjustments in respect of prior years		104		(811)
- Foreign tax credits utilised		-		(782)
- Effect of non-recoverable net tax loss in UK		-		122
- Other		661		-
Total tax expense for the period		33,878		28,239

21

Sensis Holding Limited

Notes to the Financial Statements
For the year ended 30 June 2020

(c) Factors that may affect future tax charges

Finance Act 2016 provides that the rate of corporation tax is 19%. On 15 September 2016 the UK Government enacted legislation to further reduce the main rate of UK corporation tax from 18% to 17% with effect from 1 April 2020. In 2020, the government announced that the UK corporation tax rate for the years starting 1 April 2020 and 2021 would remain at 19%. As a result the disclosure of deferred tax has been adjusted to reflect the enactment of this Act with no significant impact on these financial statements.

 (d) Deferred tax

The deferred tax included in the balance sheet is as follows:

	2020		2019
Group	$	’000	$	’000

Balance at 30 June		(6,806)		(11,473)
Timing differences arising on:
- Trade and other receivables		1,362		(682)
- Intangible assets		(20,656)		(26,750)
- Accrued expenses		202		2,527
- Provisions		5,256		8,289
- Deferred revenue		-		1,089
- Leases		4,439		-
- Foreign exchange		647		2,291
- Financial liabilities at fair value through profit or loss		1,487		1,712
- Other		457		51

Deferred tax charge / (credit) in group profit and loss account		(5,857)		(1,500)
At 30 June		(5,857)		(1,500)

Deferred tax assets and liabilities are offset only where the Group has a legally enforceable right to do so and where the assets and liabilities relate to income taxes levied by the same taxation authority on the same taxable entity or another entity within the Group.

22

Sensis Holding Limited

Notes to the Financial Statements
For the year ended 30 June 2020

8.         Intangible assets

Group	Software assets $’000	Brand names $’000	Customer bases $’000	Goodwill $’000	Assets under construction $’000	Total $’000
Cost
At 30 June 2018	491,871	56,388	38,755	18,187	5,600	610,801
Additions		-	-	-	5,154	5,154
Transfers	6,977	-	-	-	(6,977)	-

At 30 June 2019	498,848	56,388	38,755	18,187	3,777	615,955

Amortisation
At 30 June 2018	(377,842)	(16,289)	(33,588)	(15,762)	-	(443,481)
Charge for the period	(47,397)	(3,761)	(5,167)	(2,425)	-	(58,750)

At 30 June 2019	(425,239)	(20,050)	(38,755)	(18,187)	-	(502,231)

Net book value
At 30 June 2019	73,609	36,338	-	-	3,777	113,724

23

8.         Intangible assets (continued)

	Software assets $’000	Brand names $’000	Customer bases $’000	Goodwill $’000	Assets under construction $’000	Total $’000
Cost
At 30 June 2019	498,848	56,388	38,755	18,187	3,777	615,955
Additions	-	-	-	-	3,196	3,196
Transfers	3,777	-	-	-	(3,777)	-

At 30 June 2020	502,625	56,388	38,755	18,187	3,196	619,151

Amortisation
At 30 June 2019	(425,239)	(20,050)	(38,755)	(18,187)	-	(502,231)
Charge for the period	(34,138)	(3,759)	-	-	-	(37,897)

At 30 June 2020	(459,377)	(23,809)	(38,755)	(18,187)	-	(540,128)

Net book value
At 30 June 2020	43,248	32,579	-	-	3,196	79,023

24

9.         Tangible fixed assets

Group	Leasehold improvements $’000	IT, plant & equipment $’000	Total $’000

Cost
At 30 June 2018	7	30,438	30,445
Charge for the period	-	-	-

At 30 June 2019	7	30,438	30,445

Depreciation
At 30 June 2018	(7)	(29,519)	(29,525)
Charge for the period	-	(917)	(917)

At 30 June 2019	(7)	(30,435)	(30,442)

Net book value
At 30 June 2019	-	2	2

	IT, plant & equipment $’000	Total $’000

Cost
At 30 June 2019	30,438	30,438
Charge for the period	-	-

At 30 June 2020	30,438	30,438

Depreciation
At 30 June 2019	(30,435)	(30,435)
Charge for the period	(3)	(3)

At 30 June 2020	(30,438)	(30,438)

Net book value
At 30 June 2020	-	-
.
25

Sensis Holding Limited

Notes to the Financial Statements
For the year ended 30 June 2020

10.       Investments

No Company standalone financial statements are presented in this set of financial statements. All subsidiary undertakings have been included in the consolidation.

Principal Group investments

The Group has investments in the following subsidiary undertakings which principally affected the profits or net assets of the Group.

Subsidiary undertakings	Country of incorporation	Principal activities	Registered office
Sensis Holding II Limited+	UK	Holding company	Windsor House, Bayshill Road, Cheltenham, Gloucestershire, GL50 3AT
Project Strawberry Holding Limited*	UK	Holding company	Windsor House, Bayshill Road, Cheltenham, Gloucestershire, GL50 3AT
Project Sunshine I Pty Limited	Australia	Holding company	222 Lonsdale Street, Melbourne VIC 3000
Project Sunshine II Pty Limited	Australia	Holding company	222 Lonsdale Street, Melbourne VIC 3000
Project Sunshine III Pty Limited	Australia	Holding company	222 Lonsdale Street, Melbourne VIC 3000
Project Sunshine IV Pty Limited	Australia	Holding company	222 Lonsdale Street, Melbourne VIC 3000
Sensis Pty Ltd	Australia	Directories & advertising	222 Lonsdale Street, Melbourne VIC 3000
Sensis Holding Pty Ltd	Australia	Dormant company	222 Lonsdale Street, Melbourne VIC 3000
CitySearch Australia Pty Ltd	Australia	Dormant company	222 Lonsdale Street, Melbourne VIC 3000
Life Events Media Pty Ltd	Australia	Quote services	222 Lonsdale Street, Melbourne VIC 3000
Australian Local Search Pty Ltd	Australia	Directories & advertising	222 Lonsdale Street, Melbourne VIC 3000

+ 100 % equity interest held directly by Sensis Holding Limited.

* 100 % equity interest held indirectly by Sensis Holding Limited.

Sensis Holding Limited indirectly holds 70% ownership in all other subsidiaries.

12.          Debtors

	2020 $’000	2019 $’000
Amounts falling due within one year:
Trade debtors, net of provision for doubtful debts	74,515	102,493
Accrued revenue	1,775	2,083
Prepayments and other current assets	2,462	2,489
Derivative financial assets	-	2,862

	78,752	109,927
Amounts falling due after more than one year:
Loans to non-controlling interests	90,369	81,447

	90,369	81,447

	169,121	191,375

Per the loan agreement, the loan to non-controlling interest is to be repaid in full by 31 December 2022. The interest charged on the loan is compounded daily at 9.5% per annum.

On 28 June 2019, the Group entered into a new shareholder facility with Telstra Corporation Limited (“Telstra”) with a facility limit of $42 million, to fund future distributions and working capital. Total shareholder loans has been capped at $105 million.

26

Sensis Holding Limited

Notes to the Financial Statements
For the year ended 30 June 2020

The first drawdown incurs interest at 9.5% per annum with subsequent drawdown interest rates to be either the prevailing interest rate or that agreed between the Lender and Borrower at the time of drawdown date. Similar to the terms of the existing shareholder loan, interest is capitalised every 180 days with final repayment to be made 7 years after drawdown date.

On 30 July 2019, Telstra requested a drawdown of $0.9 million respectively on the shareholder facilities with the Group.

Trade debtors includes $6.6 million (2019: $10.1 million) due from Telstra in respect of White Pages billing.

13.       Creditors – amounts falling due within one year

	Group	Group
	2020 $’000	2019 $’000

Borrowings (see Note 18)	15,149	58,256
Trade creditors	24,235	41,365
Accrued expenses	18,561	27,054
Income tax payable	31,344	26,204
Other current liabilities	13,643	7,507

	102,932	160,386

27

14.      Creditors – amounts falling due after more than one year

	2020 $000	2019 $000

Borrowings (see Note 18)	-	32,471
Loan from non-controlling interests	18,740	-
Other non-current liabilities	-	-

	18,740	32,471

On 24 January 2020, the group executed a loan facility arrangement with its non-controlling shareholder, Telstra. During the period, the Group utilised $18.0 million, and accrued $0.7m of interest payable.

15.       Leasing commitments

The Group future minimum rentals payable under non-cancellable operating leases are as follows:

	2020 $000	2019 $000

Within one year	10,570	10,175
Between one and five years	24,516	35,086

	35,086	45,262

The Group future minimum rental sub-let income under non-cancellable operating leases are as follows:

	2020 $000	2019 $000

Within one year	3,433	3,147
Between one and five years	5,381	8,813

	8,813	11,960

16.       Provisions for liabilities

	Other $’000	Employee benefits $’000	Restructuring $’000	Make good $’000	Onerous leases $’000	Total $’000
At 30 June 2019	834	10,605	336	8,396	7,769	27,940
Charged to profit and loss	1,757	4,618	4,759	-	-	11,134
Released unused	-	(715)	-	(7,401)	(12)	(8,129)
Utilisation of provision	(267)	(5,342)	(5,095)	-	(2,062)	(12,765)

At 30 June 2020	2,324	9,166	-	995	5,695	18,180

For a description of all provisions above, refer to ‘Provisions for Liabilities’ in Note 1 - Significant accounting policies on page 17. During the period, the make good provision was re-assessed and $7.4 million was release to the income statement and recognised within facilities expense.

As at 30 June 2020, $8.8 million of the above balance is due and payable within 12 months.

28

Sensis Holding Limited

Notes to the Financial Statements
For the year ended 30 June 2020

17.      Borrowings

Loans repayable, included within creditors, are analysed as follows:

	2020 $’000	2019 $’000
Current borrowings
Term loan (a)	15,482	59,889
Accrued interest	29	49
Capitalised transaction costs	(362)	(1,681)

	15,149	58,256
Non-current borrowings
Term loan (a)	-	32,796
Capitalised transaction costs	-	(325)

	-	32,471

Wholly repayable within five years	15,149	90,727

(a)	Term Loan

On 23 September 2014, Project Sunshine IV Pty Limited (“PS4”), a subsidiary of the Company, entered into a Syndicated Facility Agreement with Bank of America, N.A for USD $450 million.  This loan was secured by a first lien on assets, subject to waterfall preference on accounts receivable granted to the lenders, repayable in equal quarterly instalments subject to an interest charge equal to LIBOR + 7.0% per annum, with a floor of 8.0% per annum.

On 8 December 2015, PS4 increased its Syndicated Facility Agreement by USD $100 million subject to terms identical to the original agreement. As a result of the increase, PS4 capitalised an additional $10.2 million of transaction costs, which were amortised over the life of the loan using the effective interest rate method.

On 21st August 2017, PS4, entered into a new Syndicated Facility Agreement with Bank of America, N.A for USD $250 million under the same terms noted above, repayable in equal quarterly instalments of USD $12.5 million per annum. An additional AUD $11.9 million of transaction costs were capitalised as a result of the increased facility.

From the facility entered in to on 21 August 2017, the funds received were used to repay the December 2015 term loan in its entirety, with the remainder being distributed to shareholders by way of a shareholder loan.

The split between current and non-current borrowings is based on contractual payments and estimated free cash flow payment required.

(b)	Asset Backed Revolving Credit Agreement

On 28 February 2014, PS4 also entered into an Asset Backed Revolving Credit Agreement with Bank of America N.A. to provide a revolving line of credit facility of $50 million secured against the aged debtors borrowing base.

Following the increase in the Syndicated Facility Agreement on 21st August 2017, the Asset Backed Revolving Credit facility was reduced to $30 million and extended for 5 years to August 2021. This remains undrawn as at 30 June 2020.

29

Sensis Holding Limited

Notes to the Financial Statements
For the year ended 30 June 2020

18.       Financial instruments

The carrying values of the Group’s financial assets and liabilities are summarised by category below:

Group	2020 $’000	2019 $’000
Financial assets at fair value through profit or loss
- Forward currency swaps	-	2,862

Financial assets that are debt instruments measured at amortised cost
- Trade debtors (Note 12)	69,001	102,493
- Loans to non-controlling interests (Note 12)	90,369	81,447

Financial liabilities measured at amortised cost
- Trade creditors (Note 13)	(24,235)	(41,365)
- Borrowings (Note 17)	(15,149)	(90,727)
- Income tax payable (Note 13)	(31,344)	(26,204)

The Group purchases forward currency swaps to hedge currency exposure on borrowings. The fair values of assets and liabilities held at fair value through Income Statement at the balance sheet date are determined using quoted prices.

19.       Called-up share capital

Group	Number	$ per Share	Share Capital $’000	Share Premium $’000	Total Share Capital $’000
Allotted, called-up and fully-paid	12,000,000	$0.01	120	45,248	45,368

20.      Profit and loss account

The Profit and Loss reserve represents cumulative profits or losses, net of dividends paid and other adjustments.

21.       Dividends and other appropriations

	2020		2019
Group	$	’000	$	’000
Amounts recognised as distributions to non-controlling interests in the period:
- Dividends paid		18,000		9,000

No final dividend has been proposed at the date of this report.

30

Sensis Holding Limited

Notes to the Financial Statements
For the year ended 30 June 2020

22.       Cash flow statement

Reconciliation of operating profit to cash generated by operations:

	2020 $’000	2019 $’000
Net profit/(loss) after tax from total operations	76,355	70,899
Adjustments to reconcile net income to net cash provided by/(used in) operating activities:
Depreciation & amortisation expense	37,900	59,667
Finance costs	14,462	22,589
Income tax expense	33,878	28,239
Finance income	(8,851)	(7,911)

Movement in working capital
Decrease in trade and other receivables	25,232	33,058
Increase/ (decrease) in stocks	42	(42)
Decrease/ (increase) in other assets	28	(1,820)
Increase/ (decrease) in creditors	(26,122)	(46,386)
Decrease in provisions	(7,833)	(582)
Decrease in deferred revenue	(744)	(4,486)
Increase/ (decrease) in other liabilities	5,993	(1,838)
Interest received	73	188
Income tax paid	(32,798)	(11,614)

Cash generated by operations	117,615	139,960

23.       Contingent assets and liabilities

There were no contingent assets or contingent liabilities relating to the Group at the reporting date.

24.       Related party transactions

(A) Group and subsidiary transactions

The Group is party to the following transactions with Telstra, who holds a 30% interest in Project Sunshine I Pty Limited. All transactions are entered into at arm’s-length prices:

►	Provision of telecommunication services by Telstra to the Group.

►	Provisions of advertising services to Telstra by the Group.

►	Provisions for transitional services by Telstra for the Group.

In addition, certain transactions and balances were entered into in respect of the separation of Sensis Pty Ltd from the control of Telstra. These include the provision of certain services previously provided by Telstra shared services and receipts obtained and payments made in respect of the Share Purchase Agreement entered into between Project Sunshine IV Pty Limited and Telstra for the sale of 100% of the share capital of Sensis Pty Ltd.

31

Sensis Holding Limited

Notes to the Financial Statements
For the year ended 30 June 2020

As at reporting date, the Group had amounts receivable from / payable to Telstra as follows:

	2020 $’000	2019 $’000
Amounts receivable	6,570	10,164
Amounts payable	(3,989)	(3,427)

In addition, during the period, the Group paid a fee for corporate and advisory services (and certain costs related thereto) to Platinum Equity Advisors, LLC an affiliate of the Group’s ultimate shareholders. Fees for such services (and related costs) for the period were $8.4 million (US$5.5 million) (2019: $6.9 million (US$5.05 million)).

As at 30 June 2020, the Group had a loan receivable from Telstra, of $90.4 million (30 June 2019: $81.5 million).

Other than the transactions described above and those disclosed elsewhere in this financial report, there have been no other material transactions or balances held with related parties during the period.

(B) Key management compensation

Key management includes the directors and members of senior management. The compensation paid or payable to key management for employee services for the period is shown below:

	2020		2019
	$	’000	$	’000
Salaries and other short-term benefits		9,953		9,300
Post-employment benefits		170		165
Total		10,123		9,465

25.       Subsequent events

On 23 February 2021, Project Sunshine I Pty Ltd declared a A$100 million fully franked dividend to its shareholders Sensis Holding Limited and Telstra based on the 70 / 30 shareholder split. This was recognised as an intercompany loan payable from Project Sunshine I Pty Ltd to Sensis Holding Limited on the same terms as pre-existing loans.

On 24 February 2021, Project Sunshine I Pty Ltd executed a deed of debt forgiveness with Telstra to extinguish intercompany receivable amount of A$96.1 million. This transaction was undertaken to facilitate the subsequent disposal of the net assets of the Group related to the non-controlling shareholder, being Telstra Limited.

On 1 March 2021 Thryv Australia Pty Ltd, an Australian proprietary limited company and wholly-owned subsidiary of Thryv Holdings Inc., acquired 100% of the issued share capital of Sensis Holdings Limited and 100% of the issued share capital of Sunshine NewCo Pty Ltd. Sunshine Newco Pty Ltd held Telstra’s 30% interest in Project Sunshine 1 Pty Ltd, a wholly owned subsidiary of the Group. Thryv Holdings Inc paid consideration of approximately A$278 million in cash to acquire all of the issued and outstanding equity interests of (i) Sunshine NewCo Pty Ltd, an Australian proprietary limited company, and its subsidiaries and (ii) Sensis Holding Limited, a private limited company, which is incorporated under the laws of England and Wales, and its subsidiaries.

Other than the aforementioned matter, there has not been any matter or circumstance occurring subsequent to the end of the financial year that has significantly affected, or may significantly affect, the operations of the Group, the results of those operations, or the state of affairs of the Group in future financial years.

32

Sensis Holding Limited

Notes to the Financial Statements
For the year ended 30 June 2020

26.       Summary of significant differences between UK GAAP and U.S. GAAP

The consolidated financial statements of the Group have been prepared in accordance with generally accepted accounting policies in the United Kingdom (UK GAAP), which differ in certain significant respects from generally accepted accounting policies in the United States (U.S. GAAP). A description of the differences and their effects on net income and shareholders’ equity are set out below.

Description of differences between UK GAAP and US GAAP

a.	Revenue from contracts with customers

This adjustment converts revenue from UK GAAP to US GAAP. Under UK GAAP, revenue is recognised to the extent that it is probable that the economic benefits will flow to the Group and the revenue can be reliably measured, regardless of when the payment is being made. Revenue is measured at the fair value of the consideration received or receivable, taking into account contractually defined terms of payment and excluding taxes or duty. Under US GAAP, revenue is recognized when or as performance obligations are satisfied by transferring control of a promised good or service to a customer. Control either transfers over time or at a point in time, which affects when revenue is recorded. Judgment might be needed in some circumstances to determine when control transfers. Various methods can be used to measure the progress toward satisfying a performance obligation when revenue is recognized over time. The difference in the timing of revenue recognition results in a $171 thousand decrease and $219 thousand increase to digital revenue for years 2020 and 2019 respectively, and an increase of $604 thousand and a decrease of $276 thousand to consolidated shareholders’ equity for years 2020 and 2019 respectively, and affected the following line items in the financial statements:

	June 30, 2020	June 30, 2019
Net income: increase/(decrease)
Turnover	(2,649)	(5,181)
Customer compensation	2,478	5,400
	(171)	219

Shareholders’ equity: increase/(decrease)
Debtors: Due within one year	(5,119)	(7,637)
Creditors: Amount falling due within one year	536	666
Deferred income	5,187	6,695
	604	(276)

b.	Leases

Under UK GAAP, the Group was not required to capitalise lease balances for its operating leases, except for the onerous lease provisions recognized on office leases the Group had exited. A lessee classifies a lease as either finance or operating. Finance leases are capitalized as assets, with the concurrent recognition of an obligation. Operating leases are treated as annual rental expenses on a straight-line basis. Upon adoption of ASC 842, Leases, under US GAAP, a lessee classifies a lease as either finance or operating. The leases were classified as operating leases under US GAAP. A lease liability and right of use asset are recognised on the balance sheet. The lease liability is measured at the present value of lease payments that are not paid at commencement and discounted using the interest rate implicit in the lease, if that rate can be readily determined, otherwise using the incremental borrowing rate. The right-of-use asset is recognized on the balance sheet and is measured as the initial amount of the lease liability, plus any lease payments and initial direct costs incurred, minus any lease incentives received. Upon adoption of ASC 842 the onerous leases are offset against the right of use asset. Interest and amortisation expenses are recognised for finance leases, while only a single lease expense is recognized for operating leases, typically on a straight-line basis. The difference in the models resulted in a decrease of profit of $1,380 thousand and a $1,224 decrease to consolidated shareholder’s equity in 2020. The accounting treatment under UK GAAP in 2019 did not result in an adjustment upon conversion to US GAAP, as the new Leases standard only became effective in 2020. The following line items in the financial statements were adjusted:

June 30, 2020
Net income: increase/(decrease)
Facilities expense	(1,421)
Other operating expenses	42
(1,380)

Shareholders’ equity: increase/(decrease)
Tangible Fixed assets	20,671
Debtors: Due after one year	192
Creditors: Amount falling due within one year	(6,373)
Creditors: Amount falling due after one year	(22,632)
Provisions for liabilities	6,919
(1,224)

33

c.	Long service leave and annual leave provision

Under UK GAAP, a liability for annual leave and long service leave benefits is recognised and measured at the present value of expected future payments to be paid. Consideration is given to expected future wage and salary levels, experience of employee departures, and periods of service in the calculation of the present value. Under US GAAP, a liability is recognised and measured at the total amount to be paid without considering future wages or the time-value of money. The adjustments for long service leave amounted to $395 thousand and $471 thousand as increases to profit and shareholders’ equity in 2020 and 2019 respectively. The annual leave adjustment resulted in increases to profit and shareholders’ equity in 2020 and 2019 amounting to $176 thousand and $196 thousand respectively. The following line items in the financial statements were adjusted:

Long service leave	June 30, 2020	June 30, 2019
Net income: increase/(decrease)
Labour expense	395	471
	395	471

Shareholders’ equity: increase/(decrease)
Provisions for liabilities	395	471
	395	471

Annual leave provision	June 30, 2020	June 30, 2019
Net income: increase/(decrease)
Labour expense	176	196
	176	196

Shareholders’ equity: increase/(decrease)
Provisions for liabilities	176	196
	176	196

34

Sensis Holding Limited

Notes to the Financial Statements
For the year ended 30 June 2020

d.	Goodwill

Under UK GAAP, the Group capitalised transaction costs as part of goodwill acquired from a business combination and amortised it on a straight-line basis over its useful life.

Under US GAAP, transaction costs from business combinations cannot be capitalised. Instead, the costs would have been expensed when incurred. The goodwill balance at both balance sheet dates was already fully amortized; however, there was amortisation expense in the year ended June 30, 2019 of $2,425 thousand that was reversed for US GAAP purposes. There was no impact to the shareholders’ equity for the years ended June 30, 2019 and June 30, 2020.

June 30, 2019
Net income: increase/(decrease)
Depreciation and amortisation	2,425
2,425

e.	Make good provision

The Group is required to restore the leased office premises to their original condition at the end of the respective lease terms. Under UK GAAP, the amount recognised is the best estimate of the expenditure required to settle the present obligation at reporting date. The provision is discounted, using the current discount rate, to reflect the present value of the expenditures where the time value of money is material. Under US GAAP, an asset retirement obligation is discounted using the specific discount rate for the historical period when the provision was first assumed. The discount rate is not updated in subsequent periods. However, where the future expected costs increase, the current discount rate is used for the incremental costs. The impact amounted to a $66 thousand increase in profit and shareholders’ equity in 2020, and a $254 thousand increase in profit and in shareholders’ equity in 2019.

	June 30, 2020	June 30, 2019
Net income: increase/(decrease)
Finance costs (net)	66	254
	66	254

Shareholders’ equity: increase/(decrease)
Debtors: Due after one year	(7)	-
Provisions for liabilities	73	254
	66	254

f.	Capitalised financing costs

Under UK GAAP, the Group capitalised certain transaction costs related to a modification of the Group’s syndicated facility agreement that occurred in 2017. Under US GAAP, the amendment would have been treated as a debt modification, in which fees paid to third parties would have been expensed instead of capitalised. This adjustment derecognises the costs paid to third parties and reverses the amortisation expense recognised in the periods presented.  The adjustment amounted to $450 thousand and $271 thousand for 2020 and 2019 respectively as increases to profit, and $99 thousand and $549 thousand adjustments as increases in consolidated shareholders’ equity for 2020 and 2019.

	June 30, 2020	June 30, 2019
Net income: increase/(decrease)
Finance costs (net)	450	271
	450	271

Shareholders’ equity: increase/(decrease)
Creditors: Amount falling due after one year	99	549
	99	549

35

Sensis Holding Limited

Notes to the Financial Statements
For the year ended 30 June 2020

g.	Telstra loan

Under UK GAAP, a receivable from a shareholder is recognised if the Group has a contractual right to receive cash or another financial asset. However, under US GAAP, public companies are required to record notes or other receivables from a parent or another affiliate as contra-equity. This adjustment reclasses the shareholder loan and associated accrued interest receivable from an asset to contra-equity.  The adjustment amounted to $8,094 thousand and $7,911 thousand as decreases in profit for 2020 and 2019 respectively for the income statement, and $90,369 thousand and $81,447 thousand in decreases in consolidated shareholders’ equity for 2020 and 2019 respectively.

	June 30, 2020	June 30, 2019
Net income: increase/(decrease)
Finance costs (net)	(8,094)	(7,911)
	(8,094)	(7,911)

Shareholders’ equity: increase/(decrease)
Debtors: Due after one year	(90,369)	(81,447)
	(90,369)	(81,447)

h.	Income taxes The tax effects of the adjustments described above is calculated as an adjustment to consolidated net income and shareholder’s equity.

i.	Non-controlling interest

Non-controlling interest (NCI) is adjusted by a 30% allocation of the income statement impact to Telstra.

Significant adjustments to consolidated net income

The significant adjustments to consolidated net income for the twelve months ended 30 June 2020 and 2019 which would be required if U.S. GAAP have been applied, instead of UK GAAP, in the consolidated financial statements are set out below:

	Note	2020 $’000	2019 $’000
Net income according to the consolidated income statement prepared under UK GAAP		76,355	70,683
U.S. GAAP adjustments — increase/(decrease) due to:
Digital revenue timing of recognition	a	(171)	219
Leases	b	(1,380)	-
Long service leave	c	395	471
Annual leave	c	176	196
Reverse goodwill amortisation	d	-	2,425
Capitalised financing costs	e	450	271
Telstra loan	f	(8,094)	(7,911)
Make good provision	g	66	254
Income Taxes	h	1,775	2,016
		(6,783)	(2,059)
Non-controlling interest	i	(26,068)	(27,493)
Net income in accordance with U.S. GAAP attributable to the Equity shareholders of the Company		43,504	41,131

36

Sensis Holding Limited

Notes to the Financial Statements
For the year ended 30 June 2020

Significant adjustments to consolidated shareholders’ equity

The significant adjustments to consolidated shareholders’ equity as of 30 June 2020 and 2019 which would be required if U.S. GAAP have been applied, instead of UK GAAP, in the consolidated financial statements are set out below:

	Note	2020 $’000	2019 $’000
Shareholders’ equity according to the consolidated balance sheet prepared under UK GAAP		129,804	71,449
U.S. GAAP adjustments — increase/(decrease) due to:
Digital revenue timing of recognition	a	604	(276)
Leases	b	(1,224)	-
Long service leave	c	395	471
Annual leave	c	176	196
Reverse amortisation of goodwill	d	-	-
Capitalised financing costs	e	99	549
Telstra loan	f	(90,369)	(81,447)
Make good provision	g	66	254
Income Taxes	h	2,118	1,653
		(88,135)	(78,600)
Non-controlling interest	i	(75,081)	(66,395)
Shareholders’ equity in accordance with U.S. GAAP		(33,412)	(73,546)

Significant adjustments to consolidated statement of cash flows

No significant adjustments were required to the consolidated statement of cash flow if U.S. GAAP had been applied instead of UK GAAP, with the exception of the following:

•
Interest paid being classified as a financing activity under UK GAAP and as an operating activity under U.S. GAAP, amounting to $5,239 thousand and $17,121 thousand for the years ended June 30, 2020 and June 30, 2019 respectively.

•
Loan advances to shareholders being classified as an investing activity under UK GAAP and as a financing activity under U.S. GAAP, amounting to $900 thousand for the year ended June 30, 2020 (June 30, 2019: nil).

37